Transocean Inc.
Post Office Box 2765
Houston TX 77252 2765
Analyst Contact:	Jeffrey L. Chastain	News Release
713 232 7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: May 4, 2006
713 232 7647

TRANSOCEAN INC. REPORTS IMPROVED
FIRST QUARTER 2006 RESULTS

HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended March 31, 2006 of $205.7 million, or $0.61 per diluted share, on revenues of $817.3 million. The results compare to net income of $91.8 million, or $0.28 per diluted share, on revenues of $630.5 million for the corresponding three months in 2005. Net income for the three months ended March 31, 2006 included after tax gains totaling $42.9 million, or $0.12 per diluted share, resulting from the sale of a platform rig and the drillship Peregrine III. The results for the corresponding three months in 2005 included an after tax gain of $18.8 million, or $0.06 per diluted share, resulting from the sale of the semisubmersible rig Sedco 600 and a loss of $6.7 million, or $0.02 per diluted share, due to the early retirement of debt.

The company noted that the offshore drilling industry continues to experience strong customer demand throughout most geographic regions as reflected by high asset utilization and a further rise in dayrates among most classes of offshore drilling rigs.

Within its fleet of 33 High-Specification Floaters, the company has had notable success in securing long-term contracts at attractive dayrates, contributing to an unprecedented level of visible activity towards the end of the decade. At present, 22 of the company’s 33 High-Specification Floaters, in addition to a contract for the newbuild rig Discoverer Clear Leader and a second Sedco 700 Series semisubmersible rig upgrade, are contracted into or beyond 2009 with the High-Specification Floaters contributing an estimated $12 billion toward the company’s total contract backlog at May 1, 2006 of approximately $17 billion. Demand for deepwater rigs with availability in the next 24 to 30 months continues to exceed supply, resulting in the delay of some drilling programs. In addition, a number of operators continue to express interest in newbuild deepwater rigs with anticipated delivery dates after 2008. At present, an estimated 3% of the company’s High-Specification Floater fleet contract days for the remainder of 2006 are uncommitted, while approximately 15% are uncommitted in 2007 and approximately 21% are uncommitted in 2008.

Customer demand for the company’s fleet of Other Floaters (mid-water units) comprised of 21 semisubmersible rigs, is strongest in Asia, the U.S. Gulf of Mexico and the North Sea. The company is seeing dayrates that are decidedly higher than those seen at the beginning of the year as evidenced by recent contract signings for the semisubmersible rigs Sedco 703 at $400,000 per day and the Transocean Legend at $435,000 per day. The company recently announced it has begun its third rig reactivation in the past 10 months following the award of a two-year contract for the semisubmersible rig C. Kirk Rhein, Jr. at $340,000 per day, providing further evidence of the improved state of the mid-water floater market sector. Presently, 11 of the company’s 21 Other Floaters are expected to conclude existing contracts before the end of 2007 and then commence new contracts. The company continues to evaluate contract opportunities that could support the reactivation of the semisubmersible rig Transocean Wildcat. At present, an estimated 14% of the Other Floater fleet contract days for the remainder of 2006 are uncommitted, while approximately 41% are uncommitted in 2007 and approximately 74% are uncommitted in 2008.

The company’s 25-rig Jackup fleet is experiencing strong customer demand in Asia and the Middle East, including multi-year contract opportunities available in India, Saudi Arabia, Qatar and Abu Dhabi. Dayrates for some standard jackup rigs have approached or exceeded $200,000 per day, as evidenced by recent contract signings for the Trident 9 at $189,500 per day and the Shelf Explorer at $212,200 per day. At present, approximately 3% of the company’s Jackup fleet days are uncommitted for the remainder of 2006, while approximately 18% are uncommitted in 2007 and approximately 59% are uncommitted in 2008.

The company anticipates continued revenue growth for each of the remaining quarters in 2006, with more prominent growth expected during the second half of the year, supported by improving fleet activity and higher average dayrates. Revenue improvement during the second quarter of 2006 is expected to be more than offset by higher operating and maintenance expenses, which the company expects to peak during the second quarter, resulting primarily from increased fleet out-of-service time. A total of 15 rigs in the company’s fleet are expected to be out-of-service for an estimated 670 days during the second quarter due to shipyard programs and mobilizations versus approximately 350 out-of-service days in the first quarter. Also, the company’s reactivation efforts have expanded to three units with the recent contract award for the semisubmersible rig C. Kirk Rhein, Jr. These shipyard, mobilization and reactivation activities are expected to result in operating and maintenance costs that exceed the level of costs reported in the first quarter of 2006 by up to $75 million. Operating and maintenance expenses are expected to decline during the second half of 2006 as shipyard and reactivation activity decreases. However, the pace of decline could be slowed by the possibility of an additional reactivation, labor and maintenance inflationary cost pressures and the delay of second quarter shipyard programs to later periods, as the company experienced during the first quarter of 2006 with two shipyard programs.

Operations Quarterly Review

Revenues for the three months ended March 31, 2006 of $817.3 million were 6% higher than revenues reported for the final three months of 2005, which totaled $771.2 million. This increase in revenues was the result of increased activity, especially among the company’s Fifth-Generation and Other Deepwater Floaters, and higher average dayrates, partially offset by rig out-of-service time. Several rigs returned to service during the first quarter of 2006 following out-of-service periods in the final quarter of 2005, including the semisubmersible rig Sedco Energy, drillship Peregrine I and jackup rig Shelf Explorer. Also, the semisubmersible rig Transocean Marianas returned to service during the final week of the first quarter of 2006 following the repair of damage sustained during the 2005 hurricane season. The rig, which was in a shipyard for all of the final quarter in 2005, is expected to be out-of-service for 30 days in August 2006 to complete an upgrade to its mooring system. Utilization of the company’s fleet improved to 82% during the three months ended March 31, 2006 from 78% during the final three months of 2005. The average fleet dayrate increased to $119,600, up 6% from $113,300 during the final three months in 2005.

Operating income before general and administrative expenses totaled $304.8 million and field operating income (defined as revenues less operating and maintenance expenses) was $342.3 million for the three months ended March 31, 2006. Both measures of income increased from $207.2 million and $314.2 million, respectively, for the three months ended December 31, 2005. Operating and maintenance expenses in the first three months of 2006 increased 4% to $475 million from $457 million during the final three months of 2005, due principally to rig reactivation programs associated with the semisubmersible rigs Transocean Prospect, Transocean Winner and C. Kirk Rhein, Jr. which totaled approximately $19 million, and an estimated $8 million of expenses required for repairs to the Transocean Marianas. During the first quarter of 2006, scheduled shipyard programs on the semisubmersible rig Sedco 710 and the jackup rig J.T. Angel were postponed. Also, hurricane-related expenses were lower than expected, which together with the postponement of shipyard projects and certain rig maintenance programs contributed to operating and maintenance expenses that were lower than originally anticipated by management.

Effective Tax Rate

The company's effective tax rate(2) for the three months ended March 31, 2006 was 17.6%, excluding the previously mentioned effects on income before tax related to the gains from the sale of a platform rig and the drillship Peregrine III and excluding various discrete tax items. The actual effective tax rate of approximately 23% for the first quarter of 2006 reflects the tax impact of the rig sales as well as the impact of discrete tax items related to changes in estimates. The impact of these items in the first quarter of 2006 was an increase in the tax provision of approximately $25 million. The company currently expects the effective tax rate for the remainder of 2006 to be between 17% and 18%, excluding the previously mentioned effects on income before tax related to the gains from rig sales and excluding various discrete tax items.

Share Buyback

During the three months ended March 31, 2006, the company repurchased $200 million of its ordinary shares, or 2,578,500 shares at an average price of $77.54 per share, pursuant to the $2 billion share repurchase program that was authorized by the company’s Board of Directors in October 2005. At May 4, 2006, after all prior repurchases under the program, the company still had authority to repurchase up to an additional $1.4 billion of its ordinary shares under the original terms of the share repurchase program.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern DST on May 4, 2006. To participate, dial 913-981-4905 and refer to confirmation code 9176664 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern DST on May 4, 2006 and can be accessed by dialing 719-457-0820 and referring to the passcode 9176664. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Forward-Looking Disclaimer

Statements regarding market and business outlook, client contract term interest, newbuild demand and opportunities, deepwater demand, contract backlog, committed fleet time, mooring system upgrades, duration of current demand cycle, rig demand, timing and impact of shipyard and maintenance projects and reactivations, revenues, costs, timing of cost peaks, earnings, rig sales, out-of-service time, contract duration, contract opportunities, opportunities for the company, dayrates, effective tax rate, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 88 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 21 Other Floaters, 25 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $27 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

1
For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Operating Income Before General and Administrative Expense to Field Operating Income by Segment.

[2]	References to effective tax rate are based on the Effective Tax Rate as shown in the accompanying schedule titled Effective Tax Rate Analysis.

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TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating Revenues
Contract drilling revenues	$778.9	$600.6
Other revenues	38.4	29.9
	817.3	630.5
Costs and Expenses
Operating and maintenance	475.0	388.3
Depreciation	101.6	100.7
General and administrative	20.2	18.1
	596.8	507.1
Gain from disposal of assets, net	64.1	19.9
Operating Income	284.6	143.3

Other Income (Expense), net
Equity in earnings (losses) of unconsolidated affiliates	(0.5)	3.1
Interest income	5.2	4.0
Interest expense, net of amounts capitalized	(23.9)	(33.1)
Loss on retirement of debt	−	(6.7)
Other, net	0.7	(1.1)
	(18.5)	(33.8)

Income Before Income Taxes and Minority Interest	266.1	109.5
Income Tax Expense	60.4	17.5
Minority Interest	−	0.2

Net Income	$205.7	$91.8

Earnings Per Share
Basic	$0.63	$0.28
Diluted	$0.61	$0.28

Weighted Average Shares Outstanding
Basic	325.4	323.6
Diluted	337.3	331.0

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$461.9	$445.4

Accounts Receivable, net of allowance for doubtful accounts of $18.0 and $15.3 at March 31, 2006 and December 31, 2005, respectively	670.9	599.7
Materials and Supplies, net of allowance for obsolescence of $16.6 and $19.1 at March 31, 2006 and December 31, 2005, respectively	160.3	156.2
Deferred Income Taxes, net	23.4	23.4
Other Current Assets	37.1	54.4
Total Current Assets	1,353.6	1,279.1

Property and Equipment	9,911.5	9,791.0
Less Accumulated Depreciation	3,110.7	3,042.8
Property and Equipment, net	6,800.8	6,748.2

Goodwill	2,208.9	2,208.9
Investments in and Advances to Unconsolidated Affiliates	7.6	8.1
Other Assets	218.8	212.9
Total Assets	$10,589.7	$10,457.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$264.9	$254.0
Accrued Income Taxes	29.8	27.5
Debt Due Within One Year	400.0	400.0
Other Current Liabilities	251.3	242.1
Total Current Liabilities	946.0	923.6

Long-Term Debt	1,196.6	1,197.1
Deferred Income Taxes, net	98.9	65.0
Other Long-Term Liabilities	309.8	286.2
Total Long-Term Liabilities	1,605.3	1,548.3

Commitments and Contingencies

Minority Interest	3.8	3.6

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	−	−
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 324,067,074 and 324,750,166 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	3.2	3.2
Additional Paid-in Capital	10,412.5	10,565.3
Accumulated Other Comprehensive Loss	(20.4)	(20.4)
Retained Deficit	(2,360.7)	(2,566.4)
Total Shareholders’ Equity	8,034.6	7,981.7
Total Liabilities and Shareholders’ Equity	$10,589.7	$10,457.2

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Cash Flows from Operating Activities
Net income	$205.7	$91.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	101.6	100.7
Stock-based compensation expense	2.8	3.1
Deferred income taxes	34.0	4.6
Equity in (earnings) losses of unconsolidated affiliates	0.5	(3.1)
Net gain from disposal of assets	(64.1)	(19.9)
Loss on retirement of debt	-	6.7
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(0.3)	(3.2)
Deferred income, net	9.2	10.0
Deferred expenses, net	(7.6)	(1.2)
Tax benefit from exercise of stock options to purchase and vesting of ordinary shares under stock-based compensation plans	-	(0.8)
Other, net	8.3	8.8
Changes in operating assets and liabilities
Accounts receivable	(71.2)	(40.0)
Accounts payable and other current liabilities	44.4	15.4
Income taxes receivable/payable, net	5.7	(5.1)
Other current assets	(1.1)	4.1
Net Cash Provided by Operating Activities	267.9	171.9

Cash Flows from Investing Activities
Capital expenditures	(177.6)	(31.2)
Proceeds from disposal of assets, net	81.7	33.0
Joint ventures and other investments, net	-	3.1
Net Cash Provided by (Used in) Investing Activities	(95.9)	4.9

Cash Flows from Financing Activities
Repayments on debt	-	(279.9)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	44.5	72.4
Repurchase of ordinary shares	(200.0)	-
Other, net	-	0.1
Net Cash Used in Financing Activities	(155.5)	(207.4)

Net Increase (Decrease) in Cash and Cash Equivalents	16.5	(30.6)
Cash and Cash Equivalents at Beginning of Period	445.4	451.3
Cash and Cash Equivalents at End of Period	$461.9	$420.7

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2006	December 31, 2005	March 31, 2005
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$225.6	$221.4	$192.3
Other Deepwater Floaters	$171.7	$150.4	$125.3
Other High-Specification Floaters	$51.0	$59.5	$50.2
Total High-Specification Floaters	$448.3	$431.3	$367.8
Other Floaters	$166.0	$153.4	$88.2
Jackups	$143.6	$132.9	$126.4
Other Rigs	$21.0	$21.2	$18.2
Subtotal	$778.9	$738.8	$600.6
Other Revenues
Client Reimbursable Revenues	$24.7	$21.1	$18.9
Integrated Services and Other	$13.7	$11.3	$11.0
Subtotal	$38.4	$32.4	$29.9
Total Company	$817.3	$771.2	$630.5

	Average Daily Revenue (1)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2006	December 31, 2005	March 31, 2005
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$209,000	$215,800	$182,300
Other Deepwater Floaters	$154,000	$138,800	$124,500
Other High-Specification Floaters	$158,800	$161,700	$153,000
Total High-Specification Floaters	$178,200	$174,100	$153,900
Other Floaters	$110,000	$98,500	$71,200
Jackups	$70,300	$64,900	$57,600
Other Rigs	$47,300	$48,500	$45,800
Total Drilling Fleet	$119,600	$113,300	$96,600

	Utilization (1)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2006	December 31, 2005	March 31, 2005
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	92%	86%	90%
Other Deepwater Floaters	83%	79%	75%
Other High-Specification Floaters	89%	100%	91%
Total High-Specification Floaters	87%	84%	83%
Other Floaters	73%	71%	57%
Jackups	91%	89%	94%
Other Rigs	58%	49%	44%
Total Drilling Fleet	82%	78%	75%

(1)
Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Transocean Drilling Segment
Operating revenue	$817.3	$771.2	$630.5
Operating and maintenance expense (1)	475.0	457.0	388.3
Depreciation	101.6	101.8	100.7
(Gain) loss from disposal of assets, net	(64.1)	5.2	(19.9)
Operating income before general and administrative expense	304.8	207.2	161.4
Add back (subtract): Depreciation	101.6	101.8	100.7
(Gain) loss from disposal of assets, net (1)	(64.1)	5.2	(19.9)
Field operating income	$342.3	$314.2	$242.2

(1)
Loss on retirement for Q1 05 and Q4 05 of $0.3 million and $6.7 million, respectively, was reclassed out of operating and maintenance expense and into gain (loss) from disposal of assets, net for each period presented.

Transocean Inc. and Subsidiaries
Effective Tax Rate Analysis
(in US$ millions)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Income (Loss) before Income Taxes and Minority Interest	$266.1	$172.6	$109.5
Add back (subtract):
Loss on retirement of debt	-	-	6.7
Gain on sale of assets	(64.6)	-	(18.8)
Income from TODCO tax sharing agreement	-	(1.3)	-
Adjusted Income before Income Taxes and Minority Interest	$201.5	$171.3	$97.4

Income Tax Expense	$60.4	$21.0	$17.5
Add back (subtract):
Gain on sale of assets	(21.7)	-	-
Changes in estimates (1)	(3.2)	4.8	(2.2)
Adjusted Income Tax Expense (2)	$35.5	$25.8	$15.3

Tax Rate	22.7%	12.2%	16.0%

Effective Tax Rate	17.6%	15.1%	15.7%

(1)
Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes, valuation allowances on deferred taxes and other tax liabilities.

(2)	The three months ended December 31, 2005 includes $(3.0) million of additional tax expense (benefit) reflecting the catch-up effect of an increase in the annual effective tax rate.